Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

Investor Relations Contact:
Tom Ryan/Raphael Gross
866-947-4663

Media Contact:
Marcus Gamo/Aimee Grove
415-277-4925
ziprealty@allisonpr.com
ZipRealty Reports 7% Increase in Net Revenues for Third Quarter
Continues to Gain Share in its Markets
EMERYVILLE, Calif. — November 7, 2007 — ZipRealty, Inc. (Nasdaq: ZIPR) today announced financial results for its third quarter ended September 30, 2007. For the quarter, net revenues were $28.0 million, a 7% increase from the $26.2 million reported in the third quarter of 2006. The Company’s net loss for the period, including a $3.55 million one-time charge relating to a proposed settlement of a class action lawsuit, was $4.8 million, or $0.21 per basic and diluted share, compared with net income of $0.6 million or $0.03 per diluted share in the year ago period. On a pro forma basis, the third quarter net loss was $0.4 million, or $0.02 per basic and diluted share versus net income of $0.06 per diluted share for the same period a year ago.
Pat Lashinsky, President and CEO of ZipRealty, commented, “We are pleased to have significantly outperformed the overall market trend during the third quarter in the markets in which we operate. That said, we continue to face the toughest residential real estate market in well over a decade, a market condition that was exacerbated by changing credit conditions. In response, and as we described in our mid-October press release , we have taken steps to lower our current operating cost structure by approximately $4.0 million annually and are committed to managing ZipRealty to the current market conditions. Despite the cuts we have made in connection with this cost rationalization plan, we are executing on our key strategies of national expansion, hiring the right teams in the right markets, and equipping our agents and customers with the best tools available. Those features continue to drive record traffic and activity to our site, ultimately positioning ZipRealty for continued market share gains and improved financial results.”
ZipRealty announced the following operating metrics for the third quarter of 2007:
•	At September 30, 2007, there were 2,263 ZipAgents employed, up from 1,747 at the end of the third quarter of 2006.

•	The total value of real estate transactions closed increased to approximately $1.24 billion in the third quarter of 2007 versus $1.20 billion for the same period in 2006.

•	The total number of transactions closed increased approximately 10.4% to 3,829 from 3,467 during the same prior year period.

•	Average net revenue per transaction decreased approximately 3.0% to $7,110 from $7,332 in the third quarter of 2006.
Balance Sheet & Liquidity
As of September 30, 2007, the Company had approximately $85.4 million of cash, cash equivalents and short-term investments, with no long-term debt.
Use of Non-GAAP Financial Measures
To supplement its financial statements presented in accordance with GAAP, ZipRealty uses a non-GAAP measure of net income (loss) it refers to as “pro forma net income (loss)” that excludes certain items including stock-based compensation, non-cash income taxes, and certain one-time items, if any. A reconciliation of this non-GAAP measure to GAAP is provided in the attached tables. These non-GAAP adjustments are provided to enhance the user’s overall understanding of ZipRealty’s current financial performance and its prospects for the future. ZipRealty believes these non-GAAP results provide useful information to both management and investors by excluding certain items it believes are not indicative of its core operating results and thus presents a more meaningful basis for comparison between periods. Further, this non-GAAP method involves key information management uses for planning and forecasting its future operations. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.
Financial Guidance
Based on continued new market expansion, which will include eleven new markets in 2007, combined with management’s current outlook, the Company provides the following revised guidance which was alluded to on October 11, 2007:
•	Revenues for the full year are expected to range from $97.5 to $102.5 million.

•	Agent count at the end of the year is expected to be between 2,100 and 2,300 agents.

•	The Company expects to report a full year GAAP net loss, including the $3.55 million one-time charge relating to a proposed settlement of a class action lawsuit, of between $14 and $17 million, or $0.61 to $0.74 per basic and diluted share, based on 23 million shares outstanding. The range of the pro forma loss is expected to be between $8 and $10 million, or $0.35 to $0.44 per basic and diluted share.

For 2008, we expect revenues to increase between 12 to 18 percent resulting in a pro forma loss approximately one half of our expected 2007 pro forma loss. We may open two to four new markets next year.
Conference Call Details
A conference call to discuss third quarter results and the Company’s financial guidance will be webcast live on Wednesday, November 7, 2007 at 5:00 p.m. Eastern Time on the investor relations section of ZipRealty’s website, www.ziprealty.com. Listeners may also access the call by dialing 866-409-1562. A replay of the conference call will be available through November 14, 2007 by dialing 888-203-1112, password 5285904.
About ZipRealty, Inc.
ZipRealty is a full-service residential real estate brokerage firm. The Company uses the Internet, proprietary technology and efficient business processes to provide home buyers and sellers with high-quality service and value. Founded in 1999, the Company operates in 32 major markets in 18 states and the District of Columbia. The Company’s client-centric business strategy utilizes a sophisticated web site, which enables homebuyers and sellers to access comprehensive local Multiple Listing Services home listings data and other relevant information. The Company also utilizes a proprietary business management technology platform, which reduces costs and allows the Company to pass on significant financial savings to consumers. This Internet-enabled, technology-driven, employee-based model provides the Company with a distinct competitive advantage, allowing ZipRealty to consistently deliver outstanding service to clients. For more information on ZipRealty, visit www.ziprealty.com or call 1-800-CALL-ZIP.
Cautionary Language
This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, statements regarding the residential real estate market conditions for the remainder of 2007, the advantages of the Company’s platform in creating a unified infrastructure, culture and focus on customer service, growth of the Company’s brand, the Company’s future financial performance, expectations regarding cost savings of approximately $4 million annually, national expansion goals, equipping our customers and agents with the best tools, hiring the right team, positioning ZipRealty for continued market share gains and improved financial results, and statements under “Financial Guidance” concerning expected investment and plans to open new markets, revenues, agent productivity, average net revenue per transaction, agent headcount, net loss and loss per share and shares outstanding for the year ending December 31, 2007, and business outlook for 2008. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include but are not limited to a continuing decline in the residential real estate market, including a decline in the number and/or sales prices of homes, the Company’s limited operating history and limited profitability, the Company’s access to MLS listings and leads from third parties that it does not control, economic events or trends in housing prices, interest rates, the newness and scalability of the Company’s business model, the Company’s ability to hire, retain and train qualified agents and key personnel, the Company’s ability to manage growth in terms of personnel, expansion into new markets, information and control systems and legal restrictions, the Company’s ability to comply with often complex federal and state laws and regulations concerning real estate brokerage, other core services such as mortgage and insurance, internet content, privacy and other matters as well as rules of real estate industry organizations, competition, seasonality, geographic concentration, use by Internet service providers and personal computer users of more restrictive email filters, and other risk factors set forth in the Company’s Form 10-K for fiscal year 2006, and other filings with the SEC including our quarterly Form 10-Qs and periodic Form 8-Ks. The forward-looking statements included in this release are made as of today’s date and, except as otherwise required by law, ZipRealty does not intend to update these forward-looking statements to reflect events or circumstances after the date hereof.

ZipRealty, Inc.
Consolidated Statements of Operations (unaudited)
(in thousands, except per share amounts and operating data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net transaction revenues	$27,225	$25,420	$80,406	$70,263
Referral and other revenues	804	765	2,286	2,048

Net revenues	28,029	26,185	82,692	72,311

Operating expenses
Cost of revenues	15,637	14,238	46,024	39,568
Product development	1,835	1,376	5,329	4,128
Sales and marketing	9,630	7,719	28,306	22,398
General and administrative	3,357	3,227	11,782	9,556
Litigation	3,550	—	3,550	—

Total operating expenses	34,009	26,560	94,991	75,650

Income (loss) from operations	(5,980)	(375)	(12,299)	(3,339)

Other income (expense):
Interest income	1,147	1,086	3,329	2,782
Other income (expense), net	2	(8)	2	(8)

Total other income (expense), net	1,149	1,078	3,331	2,774

Income (loss) before income taxes	(4,831)	703	(8,968)	(565)

Provision for (benefit from) income taxes	—	81	—	(179)

Net income (loss)	$(4,831)	$622	$(8,968)	$(386)

Net income (loss) per share:
Basic	$(0.21)	$0.03	$(0.40)	$(0.02)
Diluted	$(0.21)	$0.03	$(0.40)	$(0.02)

Weighted average common shares outstanding:
Basic	22,629	20,410	22,421	20,356
Diluted	22,629	23,478	22,421	20,356

Supplemental operating data (unaudited)
Number of ZipAgents at beginning of period	2,070	1,669	1,794	1,366
Number of ZipAgents at end of period	2,263	1,747	2,263	1,747
Total value of real estate transactions closed during period (in billions)	$1.24	$1.20	$3.69	$3.35
Number of transactions closed during period (1)	3,829	3,467	10,927	9,657
Average net revenue per transaction during period (2)	$7,110	$7,332	$7,359	$7,276

(1)	The term “transaction” refers to each representation of a buyer or seller in a real estate purchase or sale.

(2)	Average net revenue per transaction equals net transaction revenues divided by number of transactions with respect to each period.
Pro forma income (loss) and pro forma income (loss) per share
 Pro forma net income (loss) and pro forma net income (loss) per share have been computed to give effect to excluding stock-based compensation expense, non-cash income taxes, and certain one-time items, if any. Management believes that pro forma net income (loss) for the three and nine months ended September 30, 2007 and 2006 provides useful information to investors because it excludes the impact of items it believes are not indicative of its core operating results and thus presents a more consistent basis for comparison between periods.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
GAAP net income (loss) as reported	$(4,831)	$622	$(8,968)	$(386)
Stock-based compensation	867	715	2,862	1,884
Non-cash income taxes	—	100	—	(179)
One-time item; litigation settlement	3,550	—	3,550	—

Pro forma net income (loss)	$(414)	$1,437	$(2,556)	$1,319

Pro forma net income (loss) per share:
Basic	$(0.02)	$0.07	$(0.11)	$0.06
Diluted	$(0.02)	$0.06	$(0.11)	$0.06

Pro forma weighted average common shares outstanding:
Basic	22,629	20,410	22,421	20,356
Diluted	22,629	23,478	22,421	23,940

ZipRealty, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands)

	September 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$7,740	$8,575
Short-term investments	77,672	80,233
Accounts receivable, net of allowance	2,085	1,781
Prepaid expenses and other current assets	2,964	3,151
Current and deferred income taxes	24	29

Total current assets	90,485	93,769
Restricted cash	90	90
Property and equipment, net	5,259	4,114
Investment in non-consolidated companies	13	17
Intangible assets, net	126	149
Other assets	209	218

Total assets	$96,182	$98,357

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,810	$2,184
Accrued expenses and other liabilities	10,301	7,791

Total current liabilities	13,111	9,975

Other long-term liabilities	501	513

Total liabilities	13,612	10,488

Stockholders’ equity:
Common stock: 23,279 and 21,627 shares issued and outstanding at September 30, 2007 and December	23	22
31, 2006, respectively
Additional paid-in capital	141,876	134,813
Common stock warrants	1,834	5,519
Deferred stock-based compensation	(13)	(71)
Accumulated other comprehensive loss	75	(157)
Accumulated deficit	(61,225)	(52,257)

Total stockholders’ equity	82,570	87,869

Total liabilities and stockholders’ equity	$96,182	$98,357